Exhibit 10.42

June 17, 2009	Christopher Gallen, MD, PhD DIRECT TELEPHONE: 484.533.6901 E-MAIL: cgallen@neuromed.com

301-2389 Health Sciences Mall

Vancouver, British Columbia

V6T 1Z3

Dear Terry Snutch:

Re:	EXALGO Approval Bonus

With the approval of the Board of Directors, Neuromed Pharmaceuticals [Inc. / Ltd.] (“Neuromed”) has agreed to grant you a one-time bonus payment in the amount of $100,000 (the “EXALGO Bonus”).

The EXALGO Bonus is a retention bonus and is payable to you if you remain continuously employed by Neuromed through to the achievement of one or more of the milestones described below, provided, however, that if Neuromed terminates your employment without cause, as defined in your employment agreement, you will remain eligible for the entire EXALGO Bonus whether or not any of the milestones are met. For greater certainty, you will not be eligible for the EXALGO Bonus if your employment is terminated for cause or if you voluntarily resign your employment prior to achievement of a Discovery Milestone. Further, the payment of any bonus is contingent upon approval of EXALGOTM hydromorphone by the FDA on or before September 30, 2010. For greater certainty, Neuromed will not pay you the EXALGO Bonus if approval of EXALGOTM hydromorphone by the FDA is on or after October 1, 2010.

Discovery Milestones:

One third of EXALGO Bonus	Identification of a robust compound ready for IND enabling toxicology studies

One third of EXALGO Bonus	Term sheet executed for a discovery partnership

One third of EXALGO Bonus	Grant funding approved for an amount greater than $1.5 million

If one or more Discovery Milestones have been met prior to approval of EXALGOTM hydromorphone by the FDA, then upon receipt by Neuromed of an Additional Milestone Payment under the Asset and

Purchase Agreement between Mallinckrodt Inc. and Neuromed Development Inc. dated June 12, 2009, you will be paid, within 5 business days, the applicable portion of the EXALGO Bonus less applicable payroll taxes and deductions. If one or more Discovery Milestones are met after approval of EXALGOTM hydromorphone but before September 30, 2010, then Neuromed will pay you the applicable portion of the EXALGO Bonus less applicable payroll taxes and deductions within 5 business days of achievement of the Discovery Milestone. If no Discovery Milestone has been met by September 30, 2010, then Neuromed will not pay you any amounts for the EXALGO Bonus regardless of when approval of EXALGOTM hydromorphone occurs.

This obligation shall not be assignable to any third party without your prior written consent. Notwithstanding the foregoing, a party may assign this Agreement, without your written consent, (a) to an affiliate, provided that the assigning party guarantees the performance of this agreement by such affiliate, or (b) to a successor to all or substantially all of such assigning party’s stock or the relevant portion of its assets or business (whether by stock purchase, asset purchase, merger or otherwise), provided that any such assignee agrees in writing to be bound by the terms of this Agreement.

You agree that you will not disclose this Agreement or any of its terms, except to members of your immediate family and to your legal and tax advisors. Please acknowledge the terms of this Agreement by signing below and returning one copy to Victor Urban.

Kind regards,

/s/ Christopher Gallen, MD, PhD

Christopher Gallen, MD, PhD

President & CEO

ACCEPTED AND AGREED TO THIS 19 DAY OF June, 2009:

/s/ Terry Snutch
Signature of Employee